Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 28, 2006, relating to the February 28, 2006, February 28, 2005, and February 29, 2004 financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K of ATC Healthcare, Inc. for each of the years ended February 28, 2006, February 28, 2005, and February 29, 2004, as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in the Prospectus constituting part of this Registration Statement.

                                                     Goldstein Golub Kessler LLP
New York, New York
March 12, 2007